UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 23, 2021

RENN Fund, Inc.

(Exact name of Registrant as specified in its charter)

Texas	811-22299	75-2533518
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

470 Park Avenue South, New York, NY 10016 (914) 703-6904 (Address of principal executive offices)

Registrant’s telephone number, including area code: (914) 703-6904

8080 N. Central Expressway, Suite 210, LB-59

Dallas, TX 75206-18957

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[ ]	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01	Other Events.

The Renn Fund, Inc.

(the “Fund”)

Effective immediately, Steven Bregman and Peter Doyle have been added to the portfolio team responsible for managing the Fund, both of whom shall serve as co-managers along with Murray Stahl, who has served as the sole portfolio manager since July 2017.

Steven M. Bregman is a Co-Portfolio Manager of the Fund. Steven is the President of Horizon Kinetics LLC and is a co-founder of the Firm. He is a senior member of the Firm’s research team, a member of the Investment Committee and Board, and supervises all research reports produced by the Firm. As one of the largest independent research firms, Horizon Kinetics focuses on structurally inefficient market sectors, including domestic spin-offs, global spin-offs (The Spin-Off Report and (Global Spin-Off Report), distressed debt (Contrarian Fixed Income) and short sale candidates (Devil’s Advocate), among others. Steve is also the President and Chief Financial Officer of FRMO Corp., a publicly traded company with interests in Horizon Kinetics, and is a member of the Board of Directors of Winland Electronics, Inc. He received a BA from Hunter College, and his CFA® Charter in 1989.

Peter B. Doyle is a Co-Portfolio Manager of the Fund. Peter is a Managing Director and co-founder of Horizon Kinetics LLC. He is a senior member of the research team, and a member of the Investment Committee and the Board. Peter is a Co-Portfolio Manager for several registered investment companies, private funds, and institutional separate accounts. He is also responsible for oversight of the Firm’s marketing and sales activities and is the Vice President of FRMO Corp. Previously, Peter was with Bankers Trust Company (1985-1994) as a Senior Investment Officer, where he also served on the Finance, Utility and REIT Research sub-group teams. Peter received a BS from St. John’s University and an MBA from Fordham University.

Additionally, the following are additional risk factors in connection with recent investments by the Fund, which collectively represent less than one percent (1%) of the Fund’s net assets:

The Fund holds investments that provide exposure to Litecoin and The Grayscale Litecoin Trust (LTCN). Litecoin is a digital asset or cryptocurrency. The value of Litecoin is determined by the supply of and demand for Litecoins in the global market for the trading of litecoins, which consists of transactions on electronic Litecoin exchanges (“Litecoin Exchanges”). Pricing on Litecoin Exchanges and other venues can be volatile and can adversely affect the value of the litecoin. Currently, there is relatively small use of Litecoins in the retail and commercial marketplace in comparison to the relatively large use of Litecoins by speculators, thus contributing to price volatility that could adversely affect a portfolio’s direct or indirect investments in Litecoin. Litecoin transactions are irrevocable, and stolen or incorrectly transferred Litecoins may be irretrievable. As a result, any incorrectly executed Litecoin transactions could adversely affect the value of a portfolio’s direct or indirect investment in Litecoin. Only investors who can appreciate the risks associated with an investment should invest in cryptocurrencies or products that offer cryptocurrency exposure. As with all investments, investors should consult with their investment, legal and tax professionals before investing, as you may lose money.

The Fund holds investments that provide exposure to Ethereum Classic and the Grayscale Ethereum Classic Trust (ETCG). The value of Ethereum Classic is determined by the supply of and demand for Ethereum Classic in the global market for the trading of Ethereum Classic, which consists of transactions on electronic Ethereum Classic exchanges (“Ethereum Classic Exchanges”). Pricing on Ethereum Classic Exchanges and other venues can be volatile and can adversely affect the value of the Ethereum Classic. Currently, there is relatively small use of Ethereum Classic in the retail and commercial marketplace in comparison to the relatively large use of Ethereum Classic by speculators, thus contributing to price volatility that could adversely affect a portfolio’s direct or indirect investments in Ethereum Classic. Ethereum Classic transactions are irrevocable, and stolen or incorrectly transferred Ethereum Classic may be irretrievable. As a result, any incorrectly executed Ethereum Classic transactions could adversely affect the value of a portfolio’s direct or indirect investment in Ethereum Classic. Only investors who can appreciate the risks associated with an investment should invest in cryptocurrencies or products that offer cryptocurrency exposure. As with all investments, investors should consult with their investment, legal and tax professionals before investing, as you may lose money.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENN Fund, Inc.

Date: June 23, 2021	By:	/s/ Jay Kesslen
Jay Kesslen
Vice President, Chief Compliance Officer